For Immediate Release

CONTACT:	Anne A. Tarbell
(212) 451-3030
atarbell@triarc.com
www.enhanceheinz.com

TRIAN GROUP URGES HEINZ SHAREHOLDERS TO PROTECT THEIR INVESTMENT

Under Johnson’s Tenure Heinz Stock Has Declined From $54.50 To $33.70;

After Five Restructuring Plans EPS Dropped From $2.15 To $1.89

Time for Heinz To Allow Shareholders To Be Heard

New York, NY, July 10, 2006 – The Trian Group today announced that it mailed a letter to the shareholders of H. J. Heinz Company (NYSE: HNZ) highlighting Heinz’s plummeting stock price under the Company’s current Chairman, President and Chief Executive Officer, William R. Johnson, and his serial restructuring plans that have reduced earnings per share during Johnson’s eight-year tenure. The letter, which follows, urges Heinz shareholders to protect their investment in Heinz and let their voices be heard by electing the Trian Group’s five highly qualified and independent nominees to Heinz’s Board of Directors at the August 16, 2006 Annual Meeting of Shareholders:

PROTECT YOUR HEINZ INVESTMENT

WE URGE YOU NOT TO RETURN THE WHITE PROXY CARD

Dear Fellow Shareholder:

The Trian Group is H. J. Heinz’s second largest shareholder, owning approximately 5.5% of the Company’s outstanding shares. We invested in Heinz because we believe it is a valuable franchise, with an exceptional group of “power” brands that has, unfortunately, been very poorly managed under its current Chairman, President and Chief Executive Officer, William R. Johnson. We are deeply troubled by Heinz’s continued failure to deliver on its promises to shareholders but we are confident that, with the right direction, Heinz’s downward spiral can be reversed.

Since Mr. Johnson assumed the helm as CEO, Heinz’s stock price has plummeted from $54.50 on April 30, 1998 to $33.70 on February 6, 2006, a decline of more than 38%. Over the same period, Heinz has been “restructured” five different times and earnings per share have fallen 12%

from $2.15 per share to $1.89. Astoundingly, Heinz has recently announced its sixth “restructuring” in just nine years. Because of Heinz’s dismal performance record and lack of management credibility and accountability, we have nominated five highly qualified, independent and experienced individuals to represent all shareholder interests on the Heinz Board of Directors. It is time for Heinz to allow shareholders to have a voice!

We will soon be mailing to you our proxy statement and our GOLD proxy card. These materials describe the Trian Group’s independent and experienced slate of nominees who are committed to restoring our Company to the greatness it once enjoyed.

We urge you to read our proxy materials carefully when you receive them and let your voices be heard by electing our five nominees to the Heinz board. We urge you not to return any White proxy card that you may receive from Heinz.

Sincerely,

THE TRIAN GROUP

* * *

A copy of the Trian Group’s preliminary proxy statement for the Heinz 2006 Annual Meeting of Shareholders and other materials are available at the Trian Group’s informational website: www.enhanceheinz.com.

About Trian Fund Management, L.P. and Sandell Asset Management Corp.

Investment funds and accounts managed by Trian Fund Management, L.P. (“Trian”), together with an investment fund managed by Sandell Asset Management Corp. (and affiliated companies) ("Sandell") are collectively referred to as the “Trian Group.”

Trian, based in New York, NY, is an investment management firm whose principals are Nelson Peltz, Peter W. May and Edward P. Garden. Trian seeks to invest in undervalued and under-performing public companies and prefers to work closely with the management of those companies to effect positive change through active, hands-on influence and involvement, which it refers to as “operational activism.” Trian’s goal is to enhance shareholder value through a combination of strategic re-direction, improved operational execution, more efficient capital allocation and stronger management focus. Trian’s principals and investment team have extensive experience in reviving consumer brands, including the highly successful turnaround of Snapple Beverage Corp.

Sandell, based in New York, NY, is an investment management firm founded by Thomas E. Sandell that focuses on corporate event driven investing worldwide. Sandell often will take an "active involvement" in facilitating financial or organizational improvements that will accrue to the benefit of shareholders.

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Notes To Follow

Notes

1.

Heinz’s share prices are as of April 30, 1998 and February 6, 2006, as posted on the Company’s website. Share prices are not adjusted for dividends or the spin-off of assets to Del Monte in December 2002 (Heinz’s shareholders received approximately $3.45 in value, in Del Monte shares, per Heinz share as part of this transaction). February 6, 2006 marked the beginning of a period during which the Company's average daily trading volume rose significantly above historical levels and, on or about that time, rumors began to spread of activist involvement in the stock. Earnings per share figures are as reported by Heinz in its filings with the Securities and Exchange Commission for fiscal years 1998-2006.

2.

THIS MATERIAL IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS MATERIAL, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF TRIAN FUND MANAGEMENT, L.P. AND SANDELL ASSET MANAGEMENT CORP. (COLLECTIVELY WITH THE FUNDS AND ACCOUNTS UNDER THEIR MANAGEMENT, THE "TRIAN GROUP"), AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO H. J. HEINZ COMPANY (THE "ISSUER").

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THIS MATERIAL ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. THE TRIAN GROUP ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION.

MEMBERS OF THE TRIAN GROUP RESERVE THE RIGHT TO CHANGE ANY OF THEIR OPINIONS EXPRESSED HEREIN AT ANY TIME, AS THEY DEEM APPROPRIATE. THE TRIAN GROUP DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

THIS MATERIAL DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. UNDER NO CIRCUMSTANCES IS THIS MATERIAL TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY. MEMBERS OF THE TRIAN GROUP CURRENTLY OWN AN AGGREGATE OF APPROXIMATELY 5.5% OF THE OUTSTANDING COMMON STOCK OF THE ISSUER. THE TRIAN GROUP INCLUDES FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING – BUYING AND SELLING - PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE ONE OR MORE MEMBERS OF THE TRIAN GROUP FROM TIME TO TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN

MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES.

ON JULY 6, 2006, TRIAN FUND MANAGEMENT, L.P., SANDELL ASSET MANAGEMENT CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES AND NOMINEES (COLLECTIVELY, THE "PARTICIPANTS") FILED A REVISED PRELIMINARY PROXY STATEMENT IN CONNECTION WITH THE 2006 ANNUAL MEETING OF SHAREHOLDERS OF H. J. HEINZ COMPANY. PRIOR TO THE ANNUAL MEETING, WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND GOLD PROXY CARD WILL BE MAILED TO SHAREHOLDERS OF H. J. HEINZ COMPANY AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING INNISFREE M&A INCORPORATED BY TELEPHONE AT 1-877-456-3442 OR BY E-MAIL AT INFO@INNISFREEMA.COM. HEINZ SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER MATERIALS RELATED TO THE PROXY SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN THE REVISED PRELIMINARY PROXY STATEMENT FILED BY THE PARTICIPANTS WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 2006.